Exhibit 3.65

OPERATING AGREEMENT

OF

HTS-SAN ANTONIO, L.L.C.

May 29, 2002

OPERATING AGREEMENT

OF

HTS-SAN ANTONIO, L.L.C.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.		1

1.1	Definitions	1
1.2	Other Defined Terms	6
1.3	References	6

ARTICLE II ORGANIZATION		6

2.1	Organization of Company	6
2.2	Name	7
2.3	Purpose; Character of the Business	7
2.4	Principal Office	7
2.5	Registered Agent and Registered Office	7

ARTICLE III CAPITAL CONTRIBUTIONS; ETC.		7

3.1	Capital Contributions	7
3.2	Withdrawal; Return of Capital; Interest	7
3.3	Waiver of Appraisal Rights	7
3.4	Obligation to Make Additional Capital Contributions	7

ARTICLE IV ALLOCATION OF NET INCOME AND NET LOSS; ETC.		7

4.1	Net Income and Net Loss	7
4.2	Special Allocations	8
4.3	Tax Allocations	9
4.4	Tax Withholding	9

ARTICLE V DISTRIBUTIONS		10

5.1	Regular Distributions	10
5.2	Distributions to Support Tax Liabilities	10
5.3	Limitation on Distributions	10

ARTICLE VI ACCOUNTING AND ADMINISTRATIVE MATTERS		10

6.1	Books and Records	10
6.2	Reports	11
6.3	Tax Matters Partner	11
6.4	Tax Elections	11

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6.5	Reimbursement	11

ARTICLE VII MANAGEMENT OF COMPANY		11

7.1	The Member	11
7.2	Compensation	11

ARTICLE VIII OFFICERS		12

8.1	Election and Term of Office	12
8,2	General Rights and Duties	12
8.3	Duties of the Chairman	12
8.4	Duties of the President	13
8.5	Duties of the Vice President	13
8.6	Duties of the Secretary	13
8.7	Duties of the Treasurer	13
8.8	Duties of the Assistant Secretary	13
8.9	Duties of the Assistant Treasurer	14
8.10	Compensation	14
8.11	Resignations	14
8.12	Removal	14
8.13	Vacancies	14

ARTICLE IX LIMITATION ON LIABILITY AND INDEMNIFICATION		14

9.1	Exculpation of Liability	14
9.2	Indemnification and Contribution	14
9.3	Payment of Expenses in Advance	14
9.4	Provisions Not Exclusive	14

ARTICLE X TRANSFER OF MEMBERSHIP INTERESTS		15

10.1	Restriction on Transfer	15
10.2	New Member	15
10.3	Terms of Admission of New Member; Creation of Preferred or Special Interests	15

ARTICLE XI DISSOLUTION AND TERMINATION		15

11.1	Dissolution	15
11.2	Accounting	16
11.3	Liquidating Trustee	16
11.4	Liquidating Distribution	16
11.5	Distributions in Kind	17

ARTICLE XII MISCELLANEOUS		17

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12.1	Appointment of Attorney in Fact	17
12.2	Amendment	18
12.3	Further Assurances	18
12.4	Notices	18
12.5	Governing Law	18
12.6	Captions	18
12.7	Pronouns	18
12.8	Successors and Assigns	19
12.9	Extension not a Waiver	19
12.10	Severability	19
12.11	Entire Agreement	19
12.12	Counterparts	19
12.13	No Third Party Beneficiary	19
12.14	Trustee Liability	20

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OPERATING AGREEMENT

OF

HTS-SAN ANTONIO, L.L.C.

OPERATING AGREEMENT dated as of May 29, 2002, by the person who is the signatory hereto (the “Member”).

W I T N E S S E T H:

WHEREAS, the Member desires to form a limited liability company named HTS-SAN ANTONIO, L.L.C. (the “Company”) under the Act (as herein defined) pursuant to the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows:

ARTICLE I

DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.

1.1          Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to the Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)            decrease such deficit by any amounts which the Member is obligated or deemed obligated to restore pursuant to. this Agreement or the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           increase such deficit by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means,

(i)            with respect to an individual, the Relatives of such individual;

(ii)           with respect to a trust or trustee, the Relatives of the individual who is the grantor of the trust and/or another trust for the benefit of such individual and/or such individual’s Relatives;

(iii)          with respect to an Entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entity (the term “control” for purposes of this clause (iii) meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an entity); and

(iv)          (A) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (B) all trusts for the benefit of any person described in clause (A) and the trustees of such trusts; (C) all legal representatives of any person or trust described in clauses (A) or (B); (D) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (A), (B), (C) or (D) (the term “control” for purposes of this clause (iv) shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any person or entity).

“Agreement” means this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” means an event that causes the Member to cease to be a Member as provided in Section 18-304 of the Act.

“Business Day” means any day on which banks are open for business in Chicago, Illinois.

“Capital Account” means, with respect to the Member, the separate “book” account which the Company shall establish and maintain for the Member in accordance with Section 704(b) of the Code and Regulation Section 1.704-1(b)(2)(iv) and such other provisions of Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of the Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Regulation Section 1.704-1(b)(2)(iv), and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

“Capital Contribution” means, with respect to the Member, the amount of money or property contributed to the Company by the Member from time to time,

“Code” means the Internal Revenue Code of 1986, as amended, or any replacement or successor law thereto.

“Company Minimum Gain” has the meaning ascribed to partnership minimum gain in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period in accordance with the depreciation method elected by the Company with respect to such asset, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such year or other period bears to such beginning adjusted tax basis or as otherwise required under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations, or, in the reasonable discretion of the Member, as otherwise permitted thereunder.

“Distributable Cash” means, with respect to any Fiscal Year or other applicable fiscal period, the excess, if any, as determined by the Member, of (a) all cash of the Company from all sources for such period, including, without limitation, receipts from operations, contributions of capital by the Member, proceeds of borrowing or from the issuance of securities by the Company, deposits and all other Company cash sources and all Company cash reserves on hand at the beginning of such period over (b) all cash expenses and capital expenditures of the Company for such period, all payments of principal and interest on account of Company indebtedness, or such retained earnings as Member deems desirable, and such reasonable cash reserves as the Member deems necessary for any Company needs (or those mandated by law, contract or the Company’s debt instruments).

“Entity” means any corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative or association.

“Fiscal Year” means the twelve month period ending on January 31 of each year or such other fiscal year as the Member may select in its discretion from time to time in accordance with the Code and the Regulations.

“Formation Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as the same may be amended or restated from time to time, which may contain a “note of the limitation on liabilities” of any series created hereunder as contemplated by Section 18-215 (b) of the Act.

“Gross Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes, except as follows:

(1)           The Gross Asset Value of any asset contributed by the Member to the Company shall, as of the date of such contribution and subject to further adjustment as herein provided, be the gross fair market value of such asset, as determined by the Member.

(2)           The Gross Asset Values of all Company assets (including assets contributed to the Company) shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Member, as of each of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the

Company to the Member of more than a de minimis amount of Company property or cash in consideration of the redemption, or partial redemption, of the Membership Interest of the Member to whom such distribution shall be made if, in connection therewith, the Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Member in the Company; and (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii )(g).

(3)           The Gross Asset Value of any Company asset distributed to the Member shall be the gross fair market value of such asset on the date of distribution.

(4)           The Gross Asset Value of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted to the extent the Member determines that an adjustment pursuant to subparagraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Liquidating Trustee” means such Person as is selected at the time of dissolution by the Member, which Person may include an Affiliate of the Member. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Company.

“Member Nonrecourse Debt” has the meaning ascribed to partner nonrecourse debt in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt was treated as a Nonrecourse Liability, determined in accordance with Regulation Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” has the meaning ascribed to partner nonrecourse deductions in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member” means the Person identified on Exhibit A attached hereto, as amended from time to time.

“Membership Interest” means the Member’s entire interest in the Company, which shall entitle the Member to (i) an interest in the Net Income, Net Loss, Distributable Cash, and

net proceeds of liquidation of the Company, as set forth herein; (ii) any right to vote as set forth herein or as required under the Act; and (iii) any right to participate in the management of the Company as set forth herein or as required under the Act. A Membership Interest is personal property and the Member shall have no interest in the specific assets or property of the Company.

“Membership Percentage” means the Member’s percentage ownership interest in the Company set forth on Exhibit A attached hereto, as may be amended from time to time.

“Minimum Gain” shall mean the minimum gain, determined by computing, with respect to each Nonrecourse Liability, the amount of gain (of whatever character), if any, that would be realized if the Company disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed. Minimum Gain shall be computed in all respects in conformity with the Regulations. Without limiting the generality of the foregoing, all definitions relevant for Minimum Gain purposes shall have the meaning ascribed thereto in, or for purposes of, the Regulations.

“Net Income” or “Net Loss” shall mean the income or loss for federal income tax purposes determined as of the close of the Company’s Fiscal Year or as of such other time as may be required by this Agreement or the Code, as well as, where the context requires, related federal tax items such as tax preferences and credits, appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes, and also adjusted as follows:

(1)           Any income that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss.

(2)           Any expenditures described in Section 705(a)(2)(B) of the Code, or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss.

(3)           In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.

(4)           Gain or loss during any Fiscal Year on account of the sale, exchange, condemnation or other disposition of any assets, as determined in accordance with Section 1001 of the Code (or, where applicable, Section 453 of the Code), appropriately adjusted, however, with respect to final determination of the foregoing for federal income tax purposes, and also adjusted as follows:

(i)            in the event the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as though the same constituted gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss under the provisions of this Agreement.

(ii)           gain or loss, if any, resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Officer” has the meaning set forth in Article VIII hereof.

“Person” means any natural person or Entity.

“Regulation” or “Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

“Relatives” means, with respect to any specified individual, the spouse, children (both natural and adopted), and grandchildren of such individual.

“Tax Payment Date” means, with respect to a taxable year of the Company, each of the following dates: May 15, July 15, and October 15 of such year and January 15 of the immediately succeeding year.

“Transfer” means assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate, or grant an option or contractual agreement to do any of the foregoing, but shall not include any transfer to a legal representative or successor trustee.

1.2          Other Defined Terms. Capitalized terms not defined in Section 1.1 shall have the meanings set forth in the other sections of this Agreement.

1.3          References. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

ORGANIZATION

2.1          Organization of Company. Upon the filing of the Formation Certificate with the Secretary of State of the State of Delaware, the Member hereby forms the Company as a limited liability company governed by the terms hereof. Except as provided herein or in the Formation Certificate, the rights and obligations of the Member are as provided under the Act.

2.2          Name. The name of the Company is “HTS-SAN ANTONIO, L.L.C.” or such other name as may be selected by the Member.

2.3          Purpose; Character of the Business. The purpose and business of the Company is to engage in any lawful business or activity permitted by the Act.

2.4          Principal Office. The location of the Company’s principal office is 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, or such other place as may be selected by the Member.

2.5          Registered Agent and Registered Office. The statutory agent for service of process and the registered office of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808, or such other statutory agent and registered office as the Member may determine from time to time.

ARTICLE III

CAPITAL CONTRIBUTIONS; ETC.

3.1          Capital Contributions. The Member shall contribute the amount opposite its name on Exhibit A hereto within sixty (60) days after the date hereof as its initial Capital Contribution.

3.2          Withdrawal; Return of Capital; Interest. Except as specifically provided herein, the Member shall not be entitled to any distributions from the Company or to withdraw any part of its Capital Contribution prior to the Company’s dissolution and liquidation, or when such withdrawal of capital is permitted, to demand distribution of property other than money. The Member shall not be entitled to interest on its Capital Contribution.

3.3          Waiver of Appraisal Rights. The Member hereby agrees that it shall not have any appraisal rights pursuant to Section 18-210 of the Act or otherwise.

3.4          Obligation to Make Additional Capital Contributions. The Member shall not have the obligation to make any additional Capital Contributions to the Company.

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSS; ETC.

4.1          Net Income and Net Loss. Net Income and Net Loss for any Fiscal Year or other applicable period shall be allocated to the Member.

4.2          Special Allocations.

(a)           Company Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, the Member will be specially allocated items of income and gain relating to that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the Member’s share of the net decrease in Minimum Gain during such year as determined in accordance with Regulation Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulation Section 1.704-2(f).

(b)           Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, the Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to the Member’s Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4).

(c)           Qualified Income Offset. If the Member unexpectedly receives any adjustment, allocation or distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), the Member will be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(d)           Gross Income Allocations. If the Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, it will be specially allocated, as quickly as possible, items of gross income and gain in the amount of such deficit.

(e)           Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Member in proportion to its Membership Percentage.

(f)            Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i).

(g)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulation

Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Member in a manner consistent with the manner in which its Capital Accounts are required to be adjusted under Regulation Section 1.704-1(b)(2)(iv)(m).

(h)           Interest in Company. Notwithstanding any other provision of this Agreement, no allocation of Net Income or Net Loss or item of Net Income or Net Loss will be made to the Member if the allocation would not have “economic effect” under Regulation Section 1.704-1(b)(2)(ii). The Tax Matters Member, upon advice of independent tax counsel to the Company and with the consent of the Member, will have the authority to reallocate any item in accordance with this Section 4.2(h).

(i)            Corrective Allocations. If the Company is required by Sections 4.2(c), (d), (f) and (h) above to make an allocation to the Member, the Company shall, upon the advice of the Company’s independent tax counsel that it is so permitted under Section 704(b) of the Code and the Regulations thereunder or other Code provisions, allocate Net Income or Net Loss arising in later Fiscal Years so as to bring the allocations of Net Income or Net Loss to the Member as nearly as possible to the allocations thereof otherwise contemplated by this Article IV as if such allocation were not made.

4.3          Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated to the Member so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in accordance with the “traditional method” set forth in Regulation Section 1.704-3(b)(1). For purposes of this Section 4.3, contributions of property by the Member shall be aggregated to the extent permitted pursuant to Section 1.704-3(e)(1) of the Regulations. Any recapture of depreciation pursuant to Sections 1245 or 1250 of the Code shall be allocated to the Member if it realized the benefit of the deductions attributable to such recapture.

4.4          Tax Withholding. The Company shall be authorized to pay, on behalf of the Member, any amounts to any federal, state, provincial, territorial, local or foreign taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or other applicable income tax or revenue laws of any taxing authority. To the extent the Company pays any such amounts that it may be required to pay on behalf of the Member, such amounts shall be treated as a distribution to the Member and shall reduce the amount otherwise distributable to the Member. To the extent any amount so withheld exceeds the cash otherwise distributable to the Member, such expense shall be deemed a loan to the Member bearing interest at the “prime” or “base” rate amended from time to time by Bank of America, payable out of any future distributions, and if not earlier repaid upon termination of the Company or the sale or other disposition of all or a portion of the Member’s Membership Interest.

ARTICLE V

DISTRIBUTIONS

5.1          Regular Distributions. Any distributions to the Member shall be made solely to the extent of Distributable Cash. Except as set forth in Section 5.2 hereof, the timing and amount of distributions shall be determined by the Member.

5.2          Distributions to Support Tax Liabilities. In order to permit the Member to make income tax payments for each Fiscal Year, notwithstanding Section 5.1, Distributable Cash, if any, shall be distributed not less than 5 business days before each Tax Payment Date for such Fiscal Year, to the Member, in an amount such that the aggregate of distributions to the Member under this Section 5.2 with respect to such Fiscal Year, as determined on each such Tax Payment Date, is not less than the product of (i) the Member’s Membership Percentage, (ii) forty percent (40%) and (iii) the taxable income of the Company as reasonably estimated by the Member for the taxable period. Notwithstanding the foregoing, in the year of liquidation of the Company in accordance with the provisions of Article XI hereof, no such distribution shall be made to the Member under the terms of this Section 5.2.

5.3          Limitation on Distributions. Notwithstanding anything to the contrary contained herein, no distribution may be made if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Member on account of its Membership Interests and liabilities for which the recourse of creditors is limited and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property of the Company that is subject to a liability for which the recourse of creditors is limited shall be included only to the extent that the fair value of that property exceeds that liability.

ARTICLE VI

ACCOUNTING AND ADMINISTRATIVE MATTERS

6.1          Books and Records. The Company will maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the business of the Company, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records required to be kept pursuant to the Act. The Member shall, upon prior written notice and during normal business hours, have access to the information described in Sections 18-305(1) through (6) of the Act, for the purpose of inspecting or, at the expense of the Member, copying the same. If the Member reviews the books and records of the Company pursuant to the preceding sentence, it shall do so in a manner which does not unduly interfere with the conduct of the Company’s business and shall execute a confidentiality agreement in such form as may be determined by the Company.

6.2          Reports. The Company shall prepare, or cause to be prepared, and shall furnish to each Person who was a Member during a Fiscal Year, within 180 days after the close of such Fiscal Year, a Schedule K1 or such other form as shall be necessary to advise the Member for federal, state, local, provincial, territorial and foreign income tax reporting purposes.

6.3          Tax Matters Partner. The Member shall be the “Tax Matters Partner” as such term is defined in Section 6231(a)(7) of the Code. In the event of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, any decision which could materially affect the Member’s tax liability shall require the affirmative approval of the Member.

6.4          Tax Elections. All elections required or permitted to be made by the Company under any applicable tax laws shall be made by the Member.

6.5          Reimbursement. The Company shall reimburse the Member for reasonable out-of-pocket costs incurred in connection with, or allocable to, performance of its duties under this Agreement.

ARTICLE VII

MANAGEMENT OF COMPANY

7.1          The Member. Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Member. Without limiting the foregoing, the Member shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and may appoint one or more Officers and delegate duties to such Officers as herein contemplated. The Member shall have the power to take any action permitted under the Act. The Member may by resolution delegate its powers, but not its responsibilities, to the Officers, or to any other Person. The Member is authorized to cause the Company to borrow money under agreements which include, among other things, various financial, liquidity and other covenants, which may limit the Company’s ability to make distributions to the Member.

7.2          Compensation. The Member shall not receive compensation for its services to the Company in such capacity.

ARTICLE VIII

OFFICERS

8.1          Election and Term of Office. The Member may at any time or from time to time designate Officers of the Company (the “Officers”), which may, but shall not be obligated to, include a President, one or more Vice Presidents, Secretary and Treasurer and may include a Chairman. Vacancies may be filled or new offices created and filled by the Member. Each Officer shall hold office until his successor is appointed. Each Officer shall perform such duties as may be prescribed by the Member or specified in this Agreement.

8.2          General Rights and Duties. The Officers are hereby directed and authorized (which direction and authorization is revocable at any time by the Member), on behalf of and at the expense of the Company, to implement all decisions approved by the Member and to conduct the following functions of the Company consistent with action taken by the Member:

(a)           Operate the business of the Company in the ordinary course;

(b)           Protect and preserve the titles and interests of the Company with respect to the assets owned by or dedicated to the Company;

(c)           Keep all books of account and other records of the Company, in accordance with the terms of this Agreement;

(d)           Carry out the responsibilities of the Company under the management, operating, leasing and other contractual agreements to which it is a party;

(e)           Prepare and file all necessary reports, statements, tax returns and other documents with local, state, federal, provincial, territorial, or foreign agencies or departments in connection with the Business;

(f)            Procure and maintain insurance;

(g)           Employ, retain and enter into business relationships with, on behalf of the Company, with necessary or appropriate to carry out the business of the Company as shall be designated by the Member; and

(h)           Distribute the cash of the Company as provided in Article V hereof and as directed by the Member.

8.3          Duties of the Chairman. The Chairman shall be responsible for the general care, supervision, control and direction of the business of the Company. The Chairman may call meetings of the Company from time to time. The Chairman may sign with the Secretary, or any other proper Officer of the Company thereunto authorized by the Member, any deeds, mortgages, bonds, contracts, or other instruments which the Member has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Member or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of Chairman and such other duties as may be prescribed by the Member.

During any period when there shall be a vacancy in the office of Chairman or in the event of the absence or disability of the Chairman, the President shall have the functions, authority and duties provided for the Chairman.

8.4          Duties of the President. The President shall be the principal executive officer of the Company and shall be responsible for the administration and operation of the business and affairs of the Company. The President may sign with the Secretary or any Assistant Secretary, or any other proper Officer of the Company thereunto authorized by the Member, certificates of the Company and any deeds, mortgages, bonds, contracts, or other instruments which the Member has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Member or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Member from time to time.

8.5          Duties of the Vice President. The Vice President, if there shall be one, or if there shall be more than one, the Vice Presidents in the order determined by the Member (or if there be no such determination, then in the order of their election), shall, in the absence, disability or refusal to act of the President, perform the duties of the President, and when so acting, shall have all the power of and be subject to all the restrictions upon the President. The Vice President shall also perform such other duties as prescribed by the President or the Member.

8.6          Duties of the Secretary. The Secretary shall: (a) keep the minutes of the meetings of the Member in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company’s records; (d) keep a register of the post office address of the Member which shall be furnished to the Company by the Member; and (e) in general perform all duties incident to the office of Secretary and such other duties as may be assigned by the Member or the President from time to time.

8.7          Duties of the Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts of moneys due and payable to the Company from any source whatsoever, and deposit all such moneys not otherwise employed in the name of the Company in such bank, savings and loan association, trust company or other depositories as shall be selected by the Member; and (c) in general perform all the duties incident to the office of Treasurer and such other duties as may be assigned by the Member or the President from time to time. If required by the Member, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Member shall determine.

8.8          Duties of the Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Member (or if there be no such determination, then in the order of their election), shall, in the absence or disability of the

Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Member or the President may from time to time prescribe.

8.9          Duties of the Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Member (or if there shall be no such determination, then in the order of their election), shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Member or the President may from time to time prescribe.

8.10        Compensation. The Officer(s) of the Company shall receive such compensation, if any, as may be fixed from time to time by the Member. No Officer shall be prevented from receiving such compensation by reason of the fact that such Officer is also a Member.

8.11        Resignations. Any Officer may resign at any time by giving notice to the Member. A resignation of an Officer need not be accepted in order to be effective.

8.12        Removal. Any Officer may be removed, with or without cause, by the Member.

8.13        Vacancies. A vacancy in any office may be filled by the Member.

ARTICLE IX

LIMITATION ON LIABILITY AND INDEMNIFICATION

9.1          Exculpation of Liability. No Member or Officer shall have any liability to the Company for monetary damages for breach of fiduciary duty as a Member or Officer other than (a) for any breach of such Person’s duty of loyalty to the Company or the Member; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transactions from which such Person derived an improper personal benefit.

9.2          Indemnification and Contribution. The Company shall indemnify, defend and hold harmless the Member and the Officers from and against any claims, causes of action, costs or expenses, including but not limited to reasonable attorneys fees, (“Losses”) asserted against such Person or incurred by such Person in such capacity arising out of such Person’s status as such to the fullest extent permitted by law.

9.3          Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid out of Company funds in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Member or Officer to repay such amount unless it shall ultimately be determined that it is entitled to be indemnified by the Company.

9.4          Provisions Not Exclusive. The exculpation of liability and indemnification provided by this Article IX shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Member or otherwise.

ARTICLE X

TRANSFER OF MEMBERSHIP INTERESTS

10.1        No Restriction on Transfer. The Member may Transfer its Membership Interest.

10.2        New Member. Any Person, not then a Member, to whom a Membership Interest shall be Transferred in accordance with the provisions of this Article X shall agree in writing to be subject to the terms hereof and shall become a substituted Member hereunder. All reasonable costs and expenses incurred by the Company in connection with any Transfer, and, if applicable, the admission of a Person as a substituted Member, shall be paid by the transferor. If any Membership Interest is Transferred other than in accordance with the provisions hereof and the transferee is not admitted as a substituted Member, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of the Member hereunder and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Company with respect to the interest Transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest. Upon admission of a transferee as a substituted Member, the transferor shall withdraw from the Company, and be relieved of any corresponding obligations, to the extent of its Transferred Membership Interest.

10.3        Terms of Admission of New Member; Creation of Preferred or Special Interests. The Member shall have the right to admit new Members in exchange for property, cash or services on such terms as the Member may determine, and in connection therewith the Member may create series or classes or groups of Members (including the existing Member) having such relative rights, powers and duties as the Member may from time to time establish, including rights, powers and duties senior to the existing Member and may amend Exhibit A hereto to reflect changes in Membership Percentages resulting from the issuance of Membership Interests in exchange for any such property, cash or services or resulting from the redemption of Membership Interests.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1        Dissolution. The Company shall continue in effect until dissolved upon the first to occur of the following:

(a)           the vote of any Member(s) owning at least two-thirds of the Member’s Percentages to dissolve the Company;

(b)           the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c)           sale or other disposition of all or substantially all of the Company’s assets; or

(d)           July 1, 2050.

11.2        Accounting. Upon the dissolution of the Company, a proper accounting shall be made of the assets and liabilities of the Company and the Capital Account of the Member as of the date of dissolution and of the items of Net Income and Net Loss from the date of the last previous accounting to the date of dissolution. The Liquidating Trustee shall cause Financial Statements presenting such accounting to be prepared and certified.

11.3        Liquidating Trustee.

(a)           Upon the dissolution of the Company, the affairs of the Company shall be wound up and terminated and the Member shall continue to share Net Income, Net Loss, Distributable Cash and other items of the Company during the winding-up period in accordance with the provisions of Articles IV and V hereof. The winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding-up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Company assets.

(b)           Upon the completion of the winding-up of the Company and the distribution of all Company assets, the Company shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Company.

(c)           The Liquidating Trustee shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for:

(i)            matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement; or

(ii)           fraud, willful misconduct, self-dealing or criminal activity.

11.4        Liquidating Distribution. In the event of the dissolution of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)           first, to the payment and discharge of all the debts and liabilities in the order of priority as provided by the Act;

(b)           second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

(c)           third, to the Member in proportion to its Capital Accounts after giving effect to the allocations set forth in Article IV hereof, treating any distribution of property as a sale thereof at fair market value.

Such distributions shall be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Company in which the liquidation of the Company occurs and (ii) 90 days after such liquidation. If the Liquidating Trustee, in its discretion, determines that the distributions will not be timely made, it may distribute all of the assets and liabilities of the Company in trust with the Liquidating Trustee, or such other Person as may be selected by the Liquidating Trustee acting as trustee; the purpose of the trust is to allow the Company to comply with the timing requirements under Regulation Section 1.704¬1(b). The trustees of said trust shall distribute the former Company assets (however constituted, enhanced or otherwise) as promptly as such trustee deems proper and in the same manner as directed in this Section 11.4 (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder. The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

11.5        Distributions in Kind. Company property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article XI.

ARTICLE XII

MISCELLANEOUS

12.1        Appointment of Attorney in Fact. The Member is the true and lawful attorney to make, execute, sign, swear to, acknowledge and file in its name, place and stead:

(a)           the Formation Certificate;

(b)           any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or any other jurisdiction;

(c)           any and all amendments or modifications of this Agreement and/or the instruments described in subparagraphs (a) and (b) of this Section 12.1 permitted by this Agreement, including specifically, but without limitation, amendments reflecting the admission of substituted or additional Members pursuant to Article X (provided that this power shall not entitle the Member to approve of any amendment of this Agreement on behalf of any Member);

(d)           all documents and instruments which may be required to effectuate the dissolution and termination of the Company and cancellation of its Formation Certificate, as from time to time amended; and

(e)           such other document or documents or instrument or instruments relating to the Company and in keeping with its stated purpose as may be required under the laws of any state or of the United States or of any other jurisdiction.

This power is coupled with an interest, shall survive and not be affected by the subsequent disability, death, dissolution or incapacity of the Member, and shall be irrevocable unless the attorney-in-fact files a petition in bankruptcy, is dissolved or is indicted for a crime and in any such event this power with respect to such Member shall be automatically revoked.

12.2        Amendment. This Agreement may be modified or amended at any time by written resolution of the Member; provided, that the Member may amend and supplement this Agreement to reflect changes and additions in the members, Membership Percentages and value of Company assets made in accordance with the provisions of this Agreement, including amendments contemplated by Section 10.3 hereof.

12.3        Further Assurances. The Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement,

12.4        Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices shall be addressed to the recipient at the address contained on the books of the Company. Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received, and, in the case of electronic communications, only on the date the sending party receives acknowledgement of receipt of such notice.

12.5        Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

12.6        Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.7        Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

12.8        Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

12.9        Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Company shall impair or affect the right of the Member or the Company thereafter to exercise the same.

12.10      Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

12.11      Entire Agreement. This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein.

12.12      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

12.13      No Third Party Beneficiary. The provisions of this Agreement shall be solely for the benefit of the parties hereto and their respective successors and assigns.

REMAINDER OF PAGE INTENTIONALLY BLANK

12.14      Trustee Liability. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. Any liability shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

THE MEMBER:

HG, INC.

By:	/s/ Harold S. Handelsman
Name: Harold S. Handelsman
Title: VP, Secretary & Treasurer

EXHIBIT A

MEMBER	CAPITAL CONTRIBUTION	MEMBERSHIP PERCENTAGE
HG, INC.	$1,000	100%

AMENDMENT NO. 1 TO

OPERATING AGREEMENT

OF

HTS-SAN ANTONIO, L.L.C.

THIS AMENDMENT NO. 1 TO OPERATING AGREEMENT OF HTS-SAN ANTONIO, L.L.C. (this “Amendment”) is made and entered into as of June 30, 2004, by and between HTS-SAN ANTONIO, L.L.C., a Delaware limited liability Company (the “Company”), and HYATT CORPORATION, a Delaware corporation (the “Member”), as the sole member of the Company.

WITNESSETH

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, as amended, and exists pursuant to that certain Operating Agreement of the Company, dated as of May 29, 2002 (the “Operating Agreement”);

WHEREAS, prior hereto the sole member of the Company was HG, Inc. (“HG”), a Delaware corporation;

WHEREAS, concurrently herewith, HG transferred its membership interest in the Company to Hyatt Corporation, a Delaware corporation and wholly-owned subsidiary of HG, pursuant to that certain Assignment and Assumption of Limited Liability Company Membership Interest in HTS-San Antonio, L.L.C. (the “Assignment”);

WHEREAS, the parties hereto desire to amend the Agreement upon the terms and conditions hereinafter set forth to, among other things, reflect that, as a result of the Assignment, the Member is the sole member of the Company.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1.             Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

2.             Amendment to References. Any reference to “HG, Inc.” in the Agreement, including any reference in Exhibit A attached thereto, is hereby deleted and replaced with “Hyatt Corporation”.

3.             No Other Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.

4.             Captions. The paragraph captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

5.             Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware without regard to the conflicts of law principles thereof.

6.             Successors and Assigns. Subject to the other provisions hereof, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.             Illegality and Severability: If application of any one or more of the provisions of this Amendment shall be unlawful under applicable law and regulations, then the parties hereto will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Amendment. Should any portion of this Amendment be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

8.             Entire Agreement. The Agreement, as amended hereby, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, by the parties hereto with respect to the subject matter hereof. All references in the Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Agreement as amended hereby.

9.             Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

Signature page follows.

THE COMPANY:

HTS-SAN ANTONIO, L.L.C.

By:	Hyatt Corporation, its sole member

	By:	/s/ Kirk Rose
Name: Kirk Rose
Title: Senior VP-Finance & Treasurer

THE MEMBER:

HYATT CORPORATION

By:	/s/ Kirk Rose
Name: Kirk Rose
Title: Senior VP-Finance & Treasurer

ASSIGNMENT AND ASSUMPTION OF

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST IN

HTS-SAN ANTONIO, L.L.C.

FOR VALUE RECEIVED, HG, INC., a Delaware corporation (“Assignor”), does hereby transfer, assign, sell, set over, deliver and convey unto HYATT CORPORATION, a Delaware corporation (“Assignee”), and Assignee hereby accepts and assumes from Assignor, (a) all right, title and interest in, to and under Assignor’s limited liability company membership interest in HTS-SAN ANTONIO, L.L.C., a Delaware limited liability company (the “Company”), and (b) all rights and obligations under and pursuant to the Operating Agreement of the Company, dated as of May 29, 2002 (as the same may hereafter be amended from time to time, the “Operating Agreement”). By its execution hereof, Assignee does hereby assume and agree to discharge all liabilities, obligations and duties of Assignor under and pursuant to the Operating Agreement.

Dated: June 30,2004

ASSIGNOR:

HG, INC.

By:	/s/ Harold S. Handelsman
	Name:	Harold S. Handelsman
	Title:	VP & Secretary

ASSIGNEE:

HYATT CORPORATION

By:	/s/ Kirk Rose
	Name:	Kirk Rose
	Title:	Senior VP-Finance & Treasurer

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

This ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST (this “Agreement”) is made and entered into as of this 1st day of October, 2014, by and between HYATT CORPORATION, a Delaware corporation (“Assignor”), and S.O.I. ACQUISITION CORP., a Florida corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee are parties to that certain Equity Interest Purchase Agreement, dated as of May 6, 2014 (as the same may be amended from time to time, the “Purchase Agreement”), by and among Assignor and HTS-Aspen, L.L.C., a Delaware limited liability company, as “Sellers”, and Assignee and, solely for the purposes of Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii), Section 11.15 and Article XI thereof (solely as such Article relates to Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii) and Section 11.15 thereof), Interval Leisure Group, Inc., as “Purchaser Parent”;

WHEREAS, Assignor is the owner of 100% of the limited liability company interests (the “Interest”) in HTS-San Antonio, L.L.C., a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the Purchase Agreement, Assignor desires to assign, sell, transfer, set over and delegate all of its rights, title, interests and obligations in, to and under the Interest to Assignee; and

WHEREAS, Assignee desires to assume all of Assignor’s right, title, interest and obligations in the Interest.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:.

1.             Assignment and Assumption. Upon the terms, conditions and provisions of the Purchase Agreement, Assignor hereby assigns, sells, transfers, sets over and delegates (collectively, the “Assignment”) to Assignee all of Assignor’s rights, title, benefits, privileges and interests in, to and under, and all of Assignor’s burdens, obligations and liabilities in connection with, the Interest. Upon the terms, conditions and provisions of the Purchase Agreement, Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the obligations and liabilities of Assignor to be observed, performed, paid or discharged in connection with, the Interest.

2.             Further Action. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

3.             No Modification of Purchase Agreement. Neither the making nor the acceptance of this sale, conveyance, assignment and transfer shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by any party to the Purchase Agreement of any obligations or liabilities imposed thereby.

4.             Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party: The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.             Entire Agreement. This Agreement, the Purchase Agreement (together with the Disclosure Schedules (as defined in the Purchase Agreement) and the exhibits and schedules thereto) and the other Transaction Documents (as defined in the Purchase Agreement) (together with the exhibits and schedules thereto) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. In the event of a conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6.             GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

7.             WAIVER OF JURY TRIAL. EACH PARTY HEREBY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PURCHASE AGREEMENT AND ANY OF THE .TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR:

HYATT CORPORATION,

a Delaware corporation

By:	/s/ Brian Karaba
Brian Karaba
Senior Vice President and Treasurer

ASSIGNEE:

S.O.I. ACQUISITION CORP.,

a Florida corporation

By:	/s/ Victoria J. Kincke
Name: Victoria J. Kincke
Title: Senior Vice President and Secretary

[Signature Page to Assignment of Limited Liability Company Interest — HTS-San Antonio, L.L.C.]